As filed with the U.S. Securities and Exchange Commission on April 17, 2025.

Registration No. 333-282900

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BloomZ Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands	7819	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Toyo Recording 1F, 4-5-19 Akasaka
Minato-ku, Tokyo 107-0052
Japan
+81 050-3138-4984
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Telephone: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Ying Li, Esq.
Lisa Forcht, Esq.

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

212-530-2206

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form F-1 (this “Post-Effective Amendment”) is being filed to update the Registration Statement on Form F-1 (Registration No. 333-282900) (the “Original Registration Statement”), which became effective on November 6, 2024, to incorporate by reference the Registrant’s Annual Report on Form 20-F for the fiscal year ended September 30, 2024 (the “Annual Report”), which was filed with the U.S. Securities and Exchange Commission on February 14, 2025, and to update certain other information contained herein. Accordingly, this Post-Effective Amendment amends the Original Registration Statement and relates to the offer and resale by the selling shareholders identified in the Original Registration Statement and this prospectus (each, a “Selling Shareholder” and, collectively, the “Selling Shareholders”) of an aggregate of 41,000,000 ordinary shares of BloomZ Inc. (the “Company” or “BloomZ Cayman,” “we,” or “us”), par value $0.00000002 (the “Ordinary Shares”) held by them.

The applicable registration fees were paid at the time of the initial filing of the Original Registration Statement on October 30, 2024.

No additional securities are being registered under this Post-Effective Amendment.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED APRIL 17, 2025

41,000,000 Ordinary Shares

This prospectus relates to the potential offer and resale, from time to time, of an aggregate of 41,000,000 Ordinary Shares by the Selling Shareholders, consisting of (i) an aggregate of up to 40,500,000 Ordinary Shares issued or issuable by the Company to White Lion Capital, LLC (“White Lion”) as described herein and (ii) an aggregate of 500,000 Ordinary Shares issued by the Company to Network 1 Financial Securities, Inc. (“Network 1”) and Network 1’s employees, Adam Pasholk, Katrina Golden and Damon Testaverde (together with Network 1, the “Network 1 Shareholders”), as a portion of the finder’s fee in connection with Ordinary Share Purchase Agreement, dated as of October 1, 2024, by and between the Company and White Lion (the “White Lion Purchase Agreement”) (collectively, the “Resale Shares”).

The Resale Shares will be resold from time to time by the Selling Shareholders listed in the section titled “Selling Shareholders” beginning on page 13.

The Resale Shares represent vastly more than the number of our outstanding Ordinary Shares, and the sales of the Resale Shares, or the perception that those sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities.

Certain Ordinary Shares to which this prospectus relates may be issued to White Lion pursuant to the White Lion Purchase Agreement, which the White Lion Purchase Agreement establishes an equity line of credit. Such Ordinary Shares include (a) up to 40,000,000 Ordinary Shares that we may elect, in our sole discretion, to issue and sell to White Lion from time to time during the Commitment Period (as defined below) under the White Lion Purchase Agreement (assuming the Ordinary Shares to be issued are sold at a price of $0.75 per share), and (b) 500,000 Ordinary Shares (the “Commitment Shares”) issuable to White Lion as consideration for entering into the White Lion Purchase Agreement (assuming the shares to be issued are sold at a price of $0.75 per share). See “Selling Shareholders-White Lion Transaction” below for a description of the White Lion Purchase Agreement and for additional information regarding White Lion.

The actual number of Ordinary Shares issuable to White Lion will vary depending on the then-current market price of Ordinary Shares sold to White Lion under the White Lion Purchase Agreement and are subject to the further limitations set forth in the White Lion Purchase Agreement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the Resale Shares by the Selling Shareholders. Additionally, we will not receive any proceeds from the issuance or sale of the Commitment Shares. However, we may receive gross proceeds of up to $30.0 million from the sale of our Ordinary Shares to White Lion pursuant to the White Lion Purchase Agreement after the date of this prospectus. The actual proceeds from White Lion may be less than this amount, depending on the number of Ordinary Shares sold and the price at which the Ordinary Shares are sold.

The Selling Shareholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Resale Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholders may sell their Resale Shares hereunder following the effective date of this registration statement. We provide more information about how the Selling Shareholders may sell their Resale Shares in the section titled “Plan of Distribution” on page 19. White Lion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Network 1 Shareholders may also be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Shareholders will pay all brokerage fees and commissions and similar expenses attributable to the sales of the Resale Shares. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the Resale Shares, including legal and accounting fees. See “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before investing in our securities. Our Ordinary Shares trade on the Nasdaq Capital Market under the symbol “BLMZ.” On April 16, 2025, the last reported sales price of our Ordinary Shares was $0.1677 per share.

We are a “foreign private issuer,” and an “emerging growth company” each as defined under the federal securities laws, and, as such, are eligible for reduced public company reporting requirements. Please read the disclosures beginning on pages 8 and 7 of this prospectus for more information.

Investing in our Ordinary Shares, including the Resale Shares, involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 10 and also “Item 3. KEY INFORMATION—D. Risk Factors” in the Annual Report to read about factors you should consider before buying the Resale Shares.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2025

i

About this Prospectus

This prospectus describes the general manner in which the Selling Shareholders may offer from time to time 41,000,000 Ordinary Shares that comprise the Resale Shares through any means described in the section entitled “Plan of Distribution.” You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference into this prospectus, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information that is in addition to or different from what is contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Resale Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto and the documents incorporated by reference into this prospectus, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document. For the avoidance of doubt, no offer or invitation to subscribe for Ordinary Shares is made to the public in the Cayman Islands. The information contained in or incorporated by reference into this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

If necessary, the specific manner in which the Resale Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in or incorporated by reference into this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Resale Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

Our functional currency and reporting currency are the Japanese yen (“JPY” or “¥”), the legal currency of Japan. The terms “dollar” or “$” refer to U.S. dollars, the legal currency of the United States. Convenience translations included in this prospectus and the Annual Report of Japanese yen into U.S. dollars have been made at the exchange rates of ¥143.25=$1.00, which was the foreign exchange rate on September 30, 2024, as reported by the Board of Governors of the Federal Reserve System (the “U.S. Federal Reserve”) in its weekly release on October 7, 2024. Historical and current exchange rate information may be found at https://www.federalreserve.gov/releases/h10/.

ii

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“BloomZ Cayman” are to BloomZ Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands;

●	“BloomZ Japan” are to Kabushiki Kaisha BloomZ, a limited liability company organized under the laws of Japan and a wholly owned subsidiary of BloomZ Cayman;

●	“Commitment Period” are to the period commencing on October 1, 2024, the date of the execution of the White Lion Purchase Agreement, and extends until the earlier of (i) White Lion having purchased Ordinary Shares equal to $30,000,000 or (ii) one year from the date of execution of the White Lion Purchase Agreement;

●	“IPO” are to the Company’s initial public offering of 1,250,000 Ordinary Shares completed on July 25, 2024;

●	“Nasdaq” are to the Nasdaq Stock Market LLC;

●	“Ordinary Shares” are to ordinary shares of BloomZ Cayman, par value $0.00000002 per share;

●	“Production committee” are to a committee responsible for the production of the animation/video game, formed by an animation/video game-producing company, BloomZ Japan, and other investors;

●	“SEC” are to the U.S. Securities and Exchange Commission; and

●	“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on any of the national exchanges or other principal exchange or recognized quotation system which is at the time the principal trading platform or market for such security (the “Principal Market”) (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by E*TRADE Securities LLC graph study function or Bloomberg L.P. through its “VAP” function (set to 09:30:01 start time and 15:59:59 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg L.P. for such hours, the average of the highest closing bid price and the lowest closing asking price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and White Lion. If the Company and White Lion are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures set forth in Section 10.16 of the White Lion Purchase Agreement. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization or other similar transaction during such period.

●	“we,” “us,” “our,” “our Company,” or the “Company” are to one or more of BloomZ Cayman and its operating subsidiary, BloomZ Japan, as the case may be.

On December 11, 2023, the Company’s shareholders approved a sub-division of the Company’s authorized and issued Ordinary Shares at a ratio of 1:5,000, which became effective on December 11, 2023. As a result of the sub-division, the authorized share capital of the Company became US$50,000 divided into 2,500,000,000,000 shares of a par value of US$0.00000002 each, of which 11,185,000 Ordinary Shares were issued and outstanding after the sub-division. Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented to give effect to the 1-for-5,000 sub-division of our Ordinary Shares.

iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus and the documents incorporated therein by reference. In addition to this summary, we urge you to read the entire prospectus and the documents incorporated therein by reference carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Overview

We conduct all of our operations through our subsidiary in Japan, BloomZ Japan. BloomZ Japan is an audio producing and voice actor managing company, which aims to promote voice acting to the world stage, as an essential component of animation and an aspect of Japanese culture. Since our inception in 2017, we have been devoting ourselves to providing audio production services as well as voice acting educational services to Japanese youth who wish to become professional voice actors.

We are currently engaged in three lines of business: (i) the audio production business; (ii) the VTuber management business; and (iii) the voice actor workshop business.

Audio Production Business

Since our inception in 2017, we have provided comprehensive audio production services for animation and video games. The procedure of comprehensive audio production begins once the animation/video game-producing company initially completes the visual works of the animation/video game and generally consists of dubbing, background music (“BGM”) producing, and mixing.

We have developed certain cooperating models with animation/video game-producing companies, under which we receive the audio production fees from the production committee/video game-producing companies for our comprehensive audio production services. In particular, we can choose to invest in the whole animation-producing project under the cooperating model for animation production and would be entitled to share the profit based on our investment ratio after the animations are sold.

The fees paid by the production committee/video game-producing companies for our comprehensive audio production services are the primary income of our audio production business, and they amounted to approximately JPY114,987 thousand, JPY63,835 thousand, and JPY120,121 thousand during the fiscal years ended September 30, 2024, 2023, and 2022, which accounted for approximately 52.3%, 49.8%, and 83.2% of our total revenue for those periods, respectively.

VTuber Management Business

We commenced our VTuber management business in December 2021. A “VTuber” is a virtual character (animated character) we create by utilizing motion-capture technology for our streamers to provide their voice to stream real-time videos featuring human facial expressions and gestures, which can also communicate and interact with audiences through the chat function by embedding in live-streaming platforms.

“Hoshimeguri Gakuen” is a VTuber group we have managed and operated since its debut in December 2021, consisting of 15 of the affiliated VTubers as of the date of this prospectus. Our affiliated VTubers mainly focus on real-time live streaming on online platforms such as YouTube, Niconico and Twitch, for chatting, singing, and game live streaming. Besides interactive real-time live streaming, we also sell goods and digital merchandise featuring the virtual characters of our affiliated VTubers on FANBOX and BOOTH. In addition, our affiliated VTubers participate and perform in online live streaming events held by other companies, as well as offline events held at brick-and-mortar stores and other locations.

Most of the revenue of the VTuber management business was from the profits distributed by the online platforms and the performing fees distributed by the host companies of live streaming events. For the fiscal years ended September 30, 2024, 2023, and 2022, the revenue generated from the VTuber management business was JPY91,563 thousand, JPY57,442 thousand, and JPY18,630 thousand, which accounted for approximately 41.6%, 44.8%, and 12.8% of our total revenue for those periods, respectively. Among the sources of revenue generated from the VTuber management business during the fiscal year ended September 30, 2024, 13.5%, 38.7%, and 47.8% came from YouTube, BOOTH, and others, respectively. During the fiscal year ended September 30, 2023, 29.0%, 42.5%, and 28.5% came from YouTube, BOOTH, and others, respectively. During the fiscal year ended September 30, 2022, 54.0%, 26.4%, and 19.6% came from YouTube, BOOTH, and others, respectively.

Voice Actor Workshop Business

We have provided professional and practical voice acting educational services through our voice actor workshops since our inception in 2017. In cooperation with active professional voice actors, we regularly host physical voice actor workshops four times a month in the studios leased by CyberStep, Inc., one of our principal shareholders (“CyberStep”), in Tokyo, Japan. CyberStep permits such use at no charge.

To cultivate young voice actors and their abilities to work as a professional, we provide our members basic vocalization-related lessons and combine actual animation and video game scripts into the training sections to equip them with practical skills and mannerisms in dubbing and audio production. As of September 30, 2024, we had 25 active registered members who had participated in our workshops.

We generally charge every registered member a membership fee of JPY22 thousand monthly for four lessons in one month. Membership fees from the registered members provide the primary income of our voice actor workshop business, and they amounted to approximately JPY4,679 thousand, JPY5,054 thousand, and JPY5,805 thousand during the fiscal years ended September 30, 2024, 2023, and 2022, which accounted for approximately 2.1%, 3.9%, and 4.0% of our total revenue for those periods, respectively.

Competitive Strengths

We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:

●	visionary and experienced management team with strong technical and operational expertise;

●	innovative vision and operating philosophy;

●	close connections with a large variety of talented voice actors and VTubers; and

●	strong support from a large video game-producing company.

Growth Strategies

We intend to develop our business and strengthen brand loyalty by implementing the following strategies:

●	continue to focus on maintaining and improving the quality and quantity of our audio production services;

●	maintain and further develop business relationships with our existing and potential clients in the animation and video game industries;

●	continue to invest in securing talented and competent voice actors and VTubers;

●	expand into the fields of planning and producing our own animation and TV programs; and

●	invest in animation production committees to acquire rights outside of comprehensive audio production.

Summary of Risk Factors

Investing in our Ordinary Shares, including the Resale Shares, involves significant risks. You should carefully consider all of the information and the risks and uncertainties summarized below, the risks described under “Item 3. Key Information—D. Risk Factors” that appear in the Annual Report, which is incorporated by reference herein, the “Risk Factors” section beginning on page 10 of this prospectus, and the risk factors contained in any applicable prospectus supplement or in the other documents that are filed after the date hereof and incorporated by reference in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors” in this prospectus and “Item 3. Key Information—D. Risk Factors” that appears in the Annual Report, which is incorporated by reference herein.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business include, but are not limited to, the following:

●	we have had significant accumulated deficits as of September 30, 2024, 2023, and 2022, which raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our being able to attract and retain revenue generating customers, acquire new customer contracts, and secure additional financing;

●	we operate in highly competitive markets and our failure to compete effectively could adversely affect our results of operations;

●	if we are unable to retain the existing clients for our audio production and voice actor workshop businesses, our results of operations will be materially and adversely affected;

●	if we fail to retain our existing fans or further grow our fan base, the operation, profitability, and prospects of our VTuber management business may be materially and adversely affected;

●	we may fail to cultivate, attract, and retain talented and competent voice actors and VTubers, which may materially and negatively affect our audio production and VTuber management businesses and operations;

●	contractual disputes with our collaborating voice actors and affiliated VTubers may harm our reputation and subject us to contractual liabilities, and may be costly or time-consuming to resolve;

●	if we are no longer able to benefit from CyberStep’s support, our business may be adversely affected;

●	our limited operating history in rapidly evolving industries makes it difficult to accurately forecast our future operating results and evaluate our business prospects;

●	our financial condition, results of operations, and cash flows have been adversely affected by the COVID-19 pandemic during the fiscal year ended September 30, 2022;

●	our businesses are all operated in Japan, and our current business and future growth could be materially and adversely affected if we experience a decline in clients in Japan;

●	a downturn in the economy of the markets in which our audio production services, VTuber live streaming services and voice acting educational services are provided may affect clients’ and fans’ willingness to spend on extracurricular education and entertainment services, which could delay our growth strategy and directly or indirectly have a material adverse effect on our business, financial condition, profitability, and cash flows;

●	our management has a limited history managing rapid expansion. If we cannot effectively and efficiently manage our growth strategy, our results of operations or profitability could be materially and adversely affected;

●	any negative publicity about us, our business, shareholders, affiliates, directors, officers, and other employees may materially and adversely affect our reputation and business;

●	if we are unable to provide a high-quality customer experience, our business, reputation, financial condition, and results of operations may be materially and adversely affected;

●	our business depends on the continued success of our brand, and if we fail to maintain and enhance the recognition of our brand, we may face difficulty increasing our network of clients, fans, members, and collaborating voice actors and affiliated VTubers, and our reputation and operating results may be harmed;

●	unauthorized use of our intellectual property by third parties and expenses incurred in protecting our intellectual property rights may adversely affect our business, reputation, and competitive edge;

●	third parties may claim that we infringe on their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services;

●	our current insurance policies may not provide adequate levels of coverage against all claims and we may incur losses that are not covered by our insurance;

●	data security breaches and attempts thereof could negatively affect our reputation, credibility, and business;

●	our ability to operate our VTuber management business depends on the development and maintenance of live streaming platforms and the Internet infrastructure operated by third parties;

●	we may need additional capital in the future to pursue our business objectives;

●	if we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected; and

●	we may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition.

Risks Relating to this Offering and the Trading Market

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

●	the market price of our Ordinary Shares may be volatile or may decline, regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price;

●	the trading price of our Ordinary Shares is likely to be volatile, which could result in substantial losses to our investors;

●	the requirements of being a public company may strain our resources and divert management’s attention;

●	we may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares;

●	if we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected;

●	as a public company, we incur substantially increased costs as compared to when we were a private company;

●	the sale or availability for sale of substantial amounts of our Ordinary Shares could adversely affect their market price;

●	we do not intend to pay dividends for the foreseeable future;

●	if securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline;

●	if we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer;

●	because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer;

●	if we cannot continue to satisfy the listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them;

●	anti-takeover provisions in our articles of association may discourage, delay, or prevent a change in control;

●	it is not possible to predict the actual number of Ordinary Shares we will sell under the White Lion Purchase Agreement to White Lion, or the actual gross proceeds resulting from those sales;

●	investors who buy Ordinary Shares in this offering at different times will likely pay different prices;

●	the issuance of Ordinary Shares to White Lion may cause substantial dilution to our existing shareholders, and the sale of such Ordinary Shares acquired by White Lion could cause the price of our Ordinary Shares to decline;

●	we have broad discretion in the use of the net proceeds we receive from the sale of Ordinary Shares to White Lion and may not use them effectively;

●	our board of directors may decline to register transfers of Ordinary Shares in certain circumstances;

●	we are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this will make it more difficult to compare our performance with other public companies;

●	because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Ordinary Shares;

●	you may have difficulty enforcing judgments against us;

●	the laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States;

●	you may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders;

●	if we are classified as a passive foreign investment company, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences; and

●	our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Corporate Information

Our principal executive offices are located at Toyo Recording 1F, 4-5-19 Akasaka, Minato-ku, Tokyo 107-0052, Japan, and our phone number is +81 050-3138-4984. Our registered office in the Cayman Islands is located at the offices of Conyers Trust Company (Cayman) Limited, whose physical address is Cricket Square, Hutchins Drive, P.O. Box 2681 Grand Cayman, KY1-1111, Cayman Islands. We maintain a corporate website at https://www.bloomz-inc.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Corporate Structure

We are a Cayman Islands exempted company limited by shares incorporated on April 14, 2023. Exempted companies are Cayman Island companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Act”).

The following diagram illustrates our corporate structure as of the date of this prospectus. For more details on our corporate history, please see “Item 4. Information On The Company—A. History and Development of the Company” that appears in the Annual Report, which is incorporated by reference herein.

Impact of the COVID-19 Pandemic on Our Operations and Financial Performance

While our business has not been materially affected by the COVID-19 pandemic since October 1, 2022, it was substantially and adversely affected during the fiscal year ended September 30, 2022. The global outbreak of COVID-19 adversely impacted Japan between the beginning of 2020 and the first half of 2023. During such period, the Japanese government issued several Declarations of Emergency, requesting the closing of non-essential activities and businesses across the country as a preemptive safeguard against the spread of COVID-19. This situation adversely impacted businesses across the country, particularly in the education and entertainment fields in which we operate.

Audio Production

During the fiscal years ended September 30, 2022 and 2021, many of the orders for audio production services we had received were postponed, due to the cessation of the entirety of animation production projects in compliance with the government COVID-19 policies. In addition, the progress of a few audio productions was delayed, as some of our collaborating voice actors were infected with COVID-19. Our audio production business was not materially affected by the COVID-19 pandemic during the fiscal years ended September 30, 2024 and 2023, because fewer orders for audio production services were postponed, as fewer animation production projects were deferred or canceled compared to the fiscal year ended September 30, 2022. The revenue generated from the audio production business during the fiscal year ended September 30, 2024 increased by 44.5% compared to the fiscal year ended September 30, 2023. The increase was mainly because anime production projects have begun to generate revenue.

VTuber Management

COVID-19 significantly affected the streaming schedule due to infections afflicting our affiliated VTubers during fiscal year 2022. In addition, offline events featuring our affiliated VTubers we planned to hold and expected to significantly contribute to the revenue were canceled in fiscal year 2022, either in compliance with the government’s COVID-19 policies or due to the infection of our affiliated VTubers. Since fewer of our affiliated VTubers were infected with COVID-19 and most of our infected affiliated VTubers had recovered from COVID-19, the streaming schedule during the fiscal years 2024 and 2023 was not as significantly affected as it was during the fiscal year 2022. Consequently, during the fiscal years ended September 30, 2024 and 2023, the number of VTubers available for live streaming increased, which led to higher advertisement revenue, and thus, the revenue generated from the VTuber management business significantly increased.

Voice Actor Workshops

Our physical voice actor workshops were frequently canceled, in compliance with the government policies during the fiscal year ended September 30, 2022, due to the COVID-19 pandemic. While our voice actor workshop business was not materially affected by COVID-19 during the fiscal years ended September 30, 2024 and 2023, as no physical voice actor workshops were canceled during these periods, the revenue generated from the voice actor workshop business decreased compared to the prior year. The decrease was primarily because of a decrease in the number of students.

The extent of any future impact of the COVID-19 pandemic on our business is still highly uncertain and cannot be predicted as of the date of this prospectus. Any potential impact to our operating results will depend, to a large extent, on future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities to contain the spread of the COVID-19 pandemic, almost all of which are beyond our control.

See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry — Our financial condition, results of operations, and cash flows have been adversely affected by the COVID-19 pandemic” that appears in the Annual Report, which is incorporated by reference herein for more details.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a “foreign private issuer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. We follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of the following:

●	the majority independent director requirement under Section 5605(b)(1) of the Nasdaq listing rules;

●	the requirement under Section 5605(b)(2) of Nasdaq listing rules that the independent directors have regularly scheduled meetings at which only the independent directors are present;

●	the requirement under Section 5605(d) of Nasdaq listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation;

●	the requirement under Section 5605(e) of Nasdaq listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors;

●	the requirement under Section 5610 of the Nasdaq Listing Rules that a company adopt one or more codes of conduct applicable to all directors, officers, and employees, and that such codes are publicly available; and

●	the requirement under Section 5635(d) of Nasdaq listing rules that a listed issuer obtain stockholder approval prior to issuing or selling securities (or securities convertible into or exercisable for common stock) that equal 20% or more of the issuer’s outstanding common stock or voting power prior to such issuance or sale.

Cayman Islands law does not impose a requirement that our board of directors consist of a majority of independent directors or that such independent directors meet regularly without other members present. Nor does Cayman Islands law require that we obtain shareholder approval prior to issuing or selling securities that equal 20% or more of our outstanding Ordinary Shares or voting power. Nor does Cayman Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process.

The Company avails itself of these exemptions. More specifically, the Company does not have a compensation committee or a nominating and corporate governance committee. Therefore, for as long as the Company remains a “foreign private issuer,” the Company does not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements.

THE OFFERING

This prospectus relates to the offer and resale by the Selling Shareholders of 41,000,000 Ordinary Shares that constitute the Resale Shares. All of the Resale Shares, if and when sold, will be sold by the Selling Shareholders. The Selling Shareholders may sell the Resale Shares, from time to time at prevailing market prices or at privately negotiated prices.

Securities offered by the Selling Shareholders	Up to 41,000,000 Ordinary Shares, consisting of (i) up to 40,000,000 Ordinary Shares that issued or may be issued by us to White Lion pursuant to the White Lion Purchase Agreement, (ii) 500,000 Commitment Shares issuable to White Lion as consideration for entering into the White Lion Purchase Agreement and (iii) an aggregate of 500,000 Ordinary Shares issued by us to the Network 1 Shareholders as a portion of the finder’s fee in connection with the White Lion Purchase Agreement

Ordinary Shares issued and outstanding prior to completion of this Offering	14,425,936 Ordinary Shares

Ordinary Shares issued and outstanding immediately after this Offering	Up to 54,429,800 Ordinary Shares

Terms of the offering	Each Selling Shareholder will determine when and how it will dispose of the Resale Shares. See “Plan of Distribution”.

Use of proceeds	We will not receive any of the proceeds from the resale of the Resale Shares. However, we may receive up to $30,000,000 in gross proceeds under the White Lion Purchase Agreement from sales of Ordinary Shares that we may elect to make to White Lion pursuant to the White Lion Purchase Agreement, if any, from time to time in our sole discretion, during the Commitment Period. However, we will not receive any proceeds from the issuance of the Commitment Shares. The proceeds from White Lion that we receive under the White Lion Purchase Agreement, if any, are currently expected to be used for general corporate purposes, including working capital. Accordingly, we retain broad discretion over the use of the net proceeds from the sale of our Ordinary Shares under the White Lion Purchase Agreement. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds from the sales of our Ordinary Shares, if any, to White Lion under the White Lion Purchase Agreement. See “Use of Proceeds.” We will incur all costs associated with this prospectus and the registration statement of which it is a part.

Risk Factors	Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10 of this prospectus and in the other documents incorporated by reference into this prospectus.

Nasdaq symbol:	BLMZ

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risk factors set forth in our Annual Report, which is incorporated by reference into this prospectus. If any of those risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risk factors discussed in other parts of this prospectus and set forth in the Annual Report are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus and our SEC filings that are incorporated by reference into this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	the COVID-19 pandemic; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under the section entitled “Item 3. Key Information — D. Risk Factors” in the Annual Report and the section entitled “Risk Factors” of this prospectus. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference market data and industry forecasts and projections, which were obtained or derived from publicly available information, reports of governmental agencies, market research reports, and industry publications and surveys. These sources generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe such information to be accurate, we have not independently verified the data from these sources. However, we acknowledge our responsibility for all disclosures in this prospectus and our SEC filings that are incorporated by reference into this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties and risks regarding the other forward- looking statements in this prospectus due to a variety of factors, including those described in this section, the section entitled “Risk Factors,” the section entitled “Item 3. Key Information — D. Risk Factors” in the Annual Report, and elsewhere in this prospectus and our SEC filings that are incorporated by reference into this prospectus. These and other factors could cause results to differ materially from those expressed in the forecasts and estimates.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company limited by shares. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue in the Federal courts of the United States.

Substantially all of our assets are located in Japan. In addition, all of our directors and officers are nationals or residents of Japan and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman (“Conyers”), our counsel with respect to the laws of the Cayman Islands, and COACH Legal Professional Corporation (“COACH”), our counsel with respect to Japanese law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or Japan would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or Japan against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Conyers that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments with the United States), the courts of the Cayman Islands may recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and may give a judgment based thereon, provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

In addition, COACH has advised the Company that it is uncertain whether the Japanese courts will (i) recognize or enforce judgments of United States courts obtained against the Company or any of its directors or officers under the civil liability provisions of the securities laws of the United States or any state of the United States or (ii) accept the original action brought in Japan against the Company or any of its directors or officers under the securities laws of the United States. Japan’s Civil Execution Act (Act No. 4 of 1979, as amended) and Code of Civil Procedure (Act No. 109 of 1996, as amended) require Japanese courts to deny requests for the enforcement of judgments of foreign courts where foreign judgments does not meet the requirements set forth in the Civil Execution Act and the Code of Civil Procedure, including the following:

●	the jurisdiction of the foreign court shall be recognized under laws, regulations, treaties, or conventions;

●	the defeated defendant has been served (excluding service by publication or other similar service) with the summons or order for the commencement of litigation, or that he/she did not receive such summons or order, but did respond to the summons or order;

●	the content of the judgment and the litigation proceedings are not contrary to public policy or good morals in Japan; and

●	there exists a guarantee of reciprocity as to the recognition by a court of the relevant foreign jurisdiction of a final judgment of a Japanese court.

Reciprocity is defined as the recognition in a foreign country of the validity of a judgment of a Japanese court of the same kind as that of a foreign court in that country under conditions not different in material respects from those in Japan, just as Japan recognizes the judgment of a foreign court, and the Japanese courts will determine the existence of reciprocity on a case-by-case basis for each judgment rendered by a foreign court

For example, Japanese courts recognize reciprocity for judgments of courts in the states of Hawaii, New York, California, and Nevada (mainly for monetary claims), but there is no guarantee that reciprocity will be recognized for judgments in other states or for different types of U.S. judgments. Therefore, U.S. court judgments for civil liability premised on U.S. federal and state securities laws may not be enforceable in Japan.

USE OF PROCEEDS

All of the Resale Shares will be sold by the Selling Shareholders for their own accounts. We will not receive any of the proceeds from the resale of the Resale Shares. However, we may receive up to $30,000,000 in gross proceeds under the White Lion Purchase Agreement from sales of Ordinary Shares that we may elect to make to White Lion pursuant to the White Lion Purchase Agreement, if any, from time to time in our sole discretion, during the Commitment Period. However, we will not receive any proceeds from the issuance of the Commitment Shares.

The proceeds from White Lion that we receive under the White Lion Purchase Agreement, if any, are currently expected to be used for general corporate purposes, including working capital. Accordingly, we retain broad discretion over the use of the net proceeds from the sale of our Ordinary Shares under the White Lion Purchase Agreement. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds from the sales of our Ordinary Shares, if any, to White Lion under the White Lion Purchase Agreement.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

DIVIDEND POLICY

Since our inception, we have not declared or paid cash dividends on our Ordinary Shares. Any decision to pay dividends in the future will be subject to a number of factors, including our financial condition, results of operations, the level of our retained earnings, capital demands, general business conditions, and other factors our board of directors may deem relevant. We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the operation, development, and growth of our business, and, as a result, we do not expect to pay any dividends in the foreseeable future. Consequently, we cannot give any assurance that any dividends may be declared and paid in the future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiary, BloomZ Japan. Under the Japanese Companies Act (Act No. 86 of 2005, as amended), dividends must be paid from retained earnings and no dividend shall be paid out if the payment would cause the company to be insolvent (more precisely, if the amount of net assets after dividends falls below a certain amount as stipulated by the Companies Act). As a result, in the event that BloomZ Japan incurs debt on its own behalf in the future, its ability to pay dividends or other distributions to us may be limited.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars.

SELLING SHAREHOLDERS

This prospectus relates to the possible resale from time to time by (i) White Lion of any or all of the Ordinary Shares issued by us to White Lion under the White Lion Purchase Agreement and (ii) the Network 1 Shareholders of any or all of the 500,000 Ordinary Shares issued by us to the Network 1 Shareholders as a portion of the finder’s fee in connection with the White Lion Purchase Agreement. We are registering the Resale Shares pursuant to the provisions of the Registration Rights Agreement we entered into with White Lion on October 1, 2024 (the “RRA”), in order to permit White Lion and the Network 1 Shareholders to offer the Resale Shares for resale from time to time. Neither White Lion nor any of the Network 1 Shareholders have had any material relationship with us within the past three years, other than (i) White Lion regarding the transactions contemplated by the White Lion Purchase Agreement and the RRA, (ii) the Network 1 Shareholders regarding the White Lion Purchase Agreement, the RRA and the IPO, in which Network 1 was the lead underwriter, or (iii) as otherwise expressly disclosed in this prospectus.

The table below presents information regarding each Selling Shareholder and the Resale Shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholders, and reflects holdings as of April 17, 2025. The number of Ordinary Shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the Resale Shares that the Selling Shareholders may offer under this prospectus. The Selling Shareholders may sell some, all or none of its Resale Shares in this offering. We do not know how long the Selling Shareholders will hold the Resale Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the Resale Shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Ordinary Shares with respect to which a Selling Shareholder has voting and investment power. The percentage of Ordinary Shares beneficially owned by each Selling Shareholder prior to the offering shown in the table below is based on an aggregate of 14,425,936 Ordinary Shares outstanding as of the date of this prospectus. Because the purchase price of the Ordinary Shares issuable under the White Lion Purchase Agreement is determined on the closing date with respect to each purchase, the number of Ordinary Shares that may actually be sold by the Company under the White Lion Purchase Agreement may be fewer than the number of the Resale Shares. The column “Number of Ordinary Shares Owned After Offering” assumes the sale of all of the Resale Shares offered by the Selling Shareholders pursuant to this prospectus.

The Company may require the Selling Shareholders to suspend the sales of the Resale Shares offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to this	Number of Ordinary Shares Owned After Offering
Name of Selling Securityholder	Number(1)	Percent(2)	Prospectus	Number(3)	Percent(2)
White Lion Capital LLC(4)	0	-	40,500,000	0	-
Network 1 Financial Securities, Inc.(5)	0	-	100,000	0	-
Adam Pasholk(6)	0	-	315,000	0	-
Katrina Golden(7)	0	-	35,000	0	-
Damon Testaverde(8)	0	-	50,000	0	-

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of Ordinary Shares beneficially owned prior to the offering all of the Ordinary Shares that White Lion may be required to purchase under the White Lion Purchase Agreement, because the issuance of such Ordinary Shares is solely at our discretion and is subject to conditions contained in the White Lion Purchase Agreement, the satisfaction of which are entirely outside of White Lion’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchase of Ordinary Shares is subject to certain agreed upon maximum amount limitations set forth in the White Lion Purchase Agreement. Also, the White Lion Purchase Agreement prohibits us from issuing and selling any Ordinary Shares to White Lion to the extent such shares, when aggregated with all other Ordinary Shares then beneficially owned by White Lion, would cause White Lion’s beneficial ownership of our Ordinary Shares to exceed the 9.99% Beneficial Ownership Limitation (as such term is defined in the White Lion Purchase Agreement). The White Lion Purchase Agreement also prohibits us from issuing or selling our Ordinary Shares under the White Lion Purchase Agreement in excess of the 19.99% Exchange Cap (as such term is defined in the White Lion Purchase Agreement), unless we obtain shareholder approval to do so, or unless we are exempt from obtaining shareholder approval for the issuance of Ordinary Shares above the Exchange Cap under the rules of Nasdaq. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the White Lion Purchase Agreement.

(2)	Applicable percentage ownership is based on 14,425,936 Ordinary Shares outstanding as of the date of this prospectus.

(3)	Assumes the sale of all of the Resale Shares offered by the Selling Shareholders pursuant to this prospectus.

(4)	The business address of White Lion is 17631 Ventura Blvd., Suite 1008, Encino, CA 91316. White Lion’s principal business is that of a private investor. Dmitriy Slobodskiy Jr., Yash Thukral, Sam Yaffa, and Nathan Yee are the managing principals of White Lion. Therefore, each of Messrs Slobodskiy, Thukral, Yaffa, and Yee may be deemed to have sole voting control and investment discretion over securities beneficially owned directly by White Lion and, indirectly, by White Lion. We have been advised that White Lion is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Messrs Slobodskiy, Thukral, Yaffa, and Yee as to beneficial ownership of the securities beneficially owned directly by White Lion and, indirectly, by White Lion.

(5)	The business address of Network 1 Financial Securities, Inc. is 2 Bridge Ave, Bldg 2 - Suite 241, Red Bank, NJ 07701. Network 1 Financial Securities, Inc. is managed by Damon D. Testaverde, who has voting and dispositive control over the securities held by Network 1 Financial Securities, Inc.

(6)	Adam Pasholk, an employee of Network 1 Financial Securities, Inc., holds voting and/or dispositive power over 315,000 Ordinary Shares. The principal address of Adam Pasholk is: 2 Bridge Ave, Bldg 2 - Suite 241, Red Bank, NJ 07701.

(7)	Katrina Golden, an employee of Network 1 Financial Securities, Inc., holds voting and/or dispositive power over 35,000 Ordinary Shares. The principal address of Katrina Golden is: 2 Bridge Ave, Bldg 2 - Suite 241, Red Bank, NJ 07701

(8)	Damon Testaverde, an employee of Network 1 Financial Securities, Inc., holds voting and/or dispositive power over 50,000 Ordinary Shares. The principal address of Damon Testaverde is: 2 Bridge Ave, Bldg 2 - Suite 241, Red Bank, NJ 07701

White Lion Transaction

On October 1, 2024, the Company entered into the White Lion Purchase Agreement with White Lion and a related Registration Rights Agreement (the “RRA”). Pursuant to the White Lion Purchase Agreement, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $30,000,000 in aggregate gross purchase price of newly issued Ordinary Shares, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement.

Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of a registration statement registering the resale of the Ordinary Shares issuable pursuant to the White Lion Purchase Agreement, the Company’s right to sell Ordinary Shares to White Lion commenced on the date of the execution of the White Lion Purchase Agreement and extends until the earlier of (i) White Lion having purchased Ordinary Shares equal to $30,000,000 or (ii) one year from the date of execution of the White Lion Purchase Agreement.

During the Commitment Period, subject to the terms and conditions of the White Lion Purchase Agreement, the Company may exercise its right to sell its Ordinary Shares. The Company may deliver a Fixed Purchase Notice (as such term is defined in the White Lion Purchase Agreement), pursuant to which the Company can require White Lion to purchase up to a number of Ordinary Shares equal to the lesser of (i) $150,000 or (ii) 100% of the Average Daily Trading Volume (as such term is defined in the White Lion Purchase Agreement). The Company may also deliver a Rapid Purchase Notice (as such term is defined in the White Lion Purchase Agreement), pursuant to which the Company may require White Lion to purchase up to a number of Ordinary Shares equal to the lesser of (i) 100% of the Average Daily Trading Volume and (ii) $2,000,000 divided by the highest closing price of the Ordinary Shares over the most recent five business days immediately prior to the receipt of the Rapid Purchase Notice. White Lion may waive such limits under any notice at its discretion and purchase additional Ordinary Shares.

The price to be paid by White Lion for any Ordinary Shares that the Company requires White Lion to purchase will depend on the type of purchase notice that the Company delivers. For Ordinary Shares being issued pursuant to a Fixed Purchase Notice, the purchase price per share will be equal to 87% of the lowest VWAP of the Ordinary Shares that occurs during the five consecutive business days prior to the purchase notice. For Ordinary Shares being issued pursuant to a Rapid Purchase Notice, the purchase price per share will be equal to the average of the three lowest traded prices of the Ordinary Shares on the date that the Rapid Purchase Notice is delivered.

No purchase notice shall result in White Lion beneficially owning (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder) more than 9.99% of the number of Ordinary Shares outstanding immediately prior to the issuance of Ordinary Shares issuable pursuant to a purchase notice.

Either the Company or White Lion has the right to terminate the White Lion Purchase Agreement at any time in the event of a material breach of the White Lion Purchase Agreement by the other party, which shall be effected by written notice being sent by non-breaching party to the breaching party, provided however, that the Company shall have effectively delivered the Commitment Shares to White Lion prior to any such termination. The White Lion Purchase Agreement also automatically terminates on the earlier of (i) the end of the Commitment Period, (ii) the date that the Company commences a voluntary bankruptcy proceeding, a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, or (iii) immediately upon the delisting of the Ordinary Shares from the Nasdaq Capital Market.

In consideration for the commitment of White Lion, as described above, the Company has agreed that it will issue to White Lion Ordinary Shares (“Commitment Shares”) in an amount equal to $375,000 divided by the closing price of the Ordinary Shares on the Commitment Shares Determination Date (as such term is defined in the White Lion Purchase Agreement). The Commitment Shares will be fully earned by White Lion as of the execution date of the White Lion Purchase Agreement, and the issuance of the Commitment Shares is not contingent upon any other event or condition, including, without limitation, the Company’s submission of a purchase notice to White Lion, the filing of a registration statement, and irrespective of any termination of the White Lion Purchase Agreement.

Concurrently with the White Lion Purchase Agreement, the Company entered into the RRA with White Lion, pursuant to which the Company agreed to file, within 15 days following the execution of the White Lion Purchase Agreement, a resale registration statement with the SEC covering the resale by White Lion of the maximum number of Ordinary Shares permitted to be included therein in accordance with applicable SEC rules, regulations and interpretations and the Commitment Shares. The RRA also contains usual and customary damages provisions for failure to file and failure to have the registration statement declared effective by the SEC within the time periods specified therein.

The White Lion Purchase Agreement and the RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

On November 7, 2024, we issued 500,000 Ordinary Shares to Network 1 Financial Securities, Inc. and its employees as a portion of the finder’s fee, in connection with the White Lion Purchase Agreement.

On November 7, 2024, November 12, 2024, November 13, 2024, November 14, 2024, November 15, 2024, and November 19, 2024, we issued 436,136, 10,000, 10,000, 10,000, 10,000 and 20,000 Ordinary Shares, respectively, to White Lion pursuant to the White Lion Purchase Agreement.

MANAGEMENT

You should carefully review the information under the heading “Item 6. Directors, Senior Management and Employees” in the Annual Report, which is incorporated by reference herein. We have provided the following supplemental information to reflect updates made since the filing of the Annual Report.

Set forth below is information concerning our directors and executive officers.

The following individuals are our executive management and members of the board of directors.

Name	Age	Position(s)
Kazusa Aranami	36	Director, Chief Executive Officer, and Chairperson
Ryoshin Nakade	54	Director and Co-Chief Executive Officer
Yuhi Mimura	38	Director
Minoru Muranaga	57	Chief Financial Officer
Akira Sugimoto	59	Independent Director
Toshiyuki Sugiyama	57	Independent Director

The following is a brief biography of each of our executive officers and directors:

Ms. Kazusa Aranami is our founder and has served as our director, chief executive officer, and chairperson since our inception in April 2023 and as BloomZ Japan’s representative director and chief executive officer since its inception in October 2017. Prior to founding BloomZ Japan and our Company, Ms. Aranami worked as a voice actress and actress at four different voice actor management companies — JTB Entertainment, Kitty Production, Apt Pro Inc, and Quatrestella Co., Ltd., between April 2008 and December 2011, May 2013 and March 2015, April 2015 and July 2015, and August 2015 and September 2017, respectively. Ms. Aranami also worked as a freelance voice actress and actress between January 2012 and April 2013. Ms. Aranami received her vocational degree in Voice Acting from Yoyogi Animation Academy in 2007.

Mr. Ryoshin Nakade has served as our director and co-chief executive officer since March 2025. While serving the Company, Mr. Nakade also serves as the Chairman of Tokyo Robot Co., Ltd. Prior to joining the Company, Mr. Nakade was a founding member of AURA Lawyer Corporation. Mr. Nakade began his career as a staff member of The Azuma, a Japanese Certified Public Accountant office, and served in numerous leadership roles, including as a director, general manager, and senior advisor at AIP Securities, Samurai Securities, and IS Securities, respectively. In addition, Mr. Nakade currently holds positions as a representative at Wintech General Research Institute and an Institute of Intelligence and Management Researcher at Japan University of Economics Graduate School of Business. Mr. Nakade received his bachelor’s degree in Law from Toyo University in 1994, his master’s degree in Agriculture from Ibaraki University in 2014, and his Ph.D. in Agriculture from Tokyo University of Agriculture and Technology in 2020.

Mr. Yuhi Mimura has served as our director since our inception in April 2023 and as BloomZ Japan’s director since its inception in October 2017. Prior to joining BloomZ Japan and our Company, Mr. Mimura worked as a staff member responsible for animation production progress at Asahi Production Inc., an animation-producing company, from December 2007 to October 2011, a manager at I Link Co., Ltd., a voice actor management company, from November 2011 to February 2014, a manager at Aksent. Co. Ltd., a voice actor management company, from March 2014 to September 2015, and a manager and a staff member responsible for audio production progress at Quatrestella Co., Ltd., a voice actor management company, from October 2015 to September 2017. Mr. Mimura received his vocational degree in Color Studies from Yoyogi Animation Academy in 2007.

Mr. Minoru Muranaga has served as our chief financial officer since August 2024 and as BloomZ Japan’s accounting manager since July 2023. Prior to joining the Company and BloomZ Japan, Mr. Muranaga worked as a manager at FORUM8 Co., Ltd., a Japanese software developer and supplier, between June 2018 and November 2022. Mr. Muranaga received his bachelor’s degree in Social Science from Waseda University in 1992 and has a certificate as a Japanese Certified Public Accountant.

Mr. Akira Sugimoto has served as our independent director since July 2024. Mr. Sugimoto is the founder and representative director of ActKnowledge Co., Ltd., a Japanese company that provides management consulting services. Prior to founding ActKnowledge Co., Ltd. in April 2023, Mr. Sugimoto worked for Mitsubishi UFJ Financial Group, Inc. (NYSE: MUFG), a Japanese bank holding and financial services company, for more than 20 years, including working as an inspector in different departments and subsidiaries and a chief consultant at Mitsubishi UFJ Research & Consulting Co., Ltd., Mitsubishi UFJ Financial Group, Inc.’s second tier subsidiary, and served as a director at Plan and D Co., Ltd., a Japanese consulting company, between January 2014 and March 2023. Mr. Sugimoto received his bachelor’s degree in Law from the University of Tokyo in 1989.

Mr. Toshiyuki Sugiyama has served as our independent director since October 2024. Mr. Sugiyama founded and has served as the representative director and the chief executive officer of CD One Limited Liability Company, a Japanese company that provides consulting services, since October 2012, founded and has served as a representative and the chief financial officer of Machete Inc., a Japanese apparel manufacturer, since June 2014, and founded and has served as a director and the chief operating officer of Chamber Management Co., Ltd., a Japanese company that provides management and marketing consulting services, since March 2021. Mr. Sugiyama received his bachelor’s degree in Business Management from Meiji University in 1990.

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus for:

●	each of our directors and executive officers; and

●	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. The percentage of beneficial ownership of each listed person is based on 14,425,936 Ordinary Shares outstanding as of the date of this prospectus.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that any such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned
	Number	Percent
Directors and Executive Officers(1):
Kazusa Aranami	750,000	5.2%
Yuhi Mimura	75,000	0.5%
Minoru Muranaga	50,000	0.3%
Akira Sugimoto	—	—
Toshiyuki Sugiyama	—	—
Ryoshin Nakade	—	—
All directors and executive officers as a group (four individuals):	875,000	6.1%
5% Shareholders:
CyberStep, Inc.(2)	4,500,000	31.2%
Lode Runner, Inc.(3)	1,400,000	9.7%
White Lion Capital, LLC(4)	1,443,136	10.0%

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals is Toyo Recording 1F, 4-5-19 Akasaka, Minato-ku, Tokyo 107-0052, Japan.

(2)	Based on a Schedule 13G filed by CyberStep on November 14, 2024, the number of Ordinary Shares beneficially owned represents 4,500,000 Ordinary Shares held by CyberStep, a widely held public company with securities listed on the Tokyo Stock Exchange. Based on the most recent annual securities report filed by CyberStep, no shareholder beneficially owns more than 10% of its outstanding common stock. As a result, voting and investment discretion with regard to these Ordinary Shares is ultimately controlled by the five-member board of directors of CyberStep, which presently consists of Rui Sato, Junichi Ogata, Kousuke Inoue, Kunio Suzuki, and Jiro Saito. The address for CyberStep is Asahi Seimei Daitabashi Building 4F, 1-22-19 Izumi, Suginami-ku, 168-0063, Tokyo, Japan.

(3)

Based on a Schedule 13G filed by Lode Runner, Inc. on November 14, 2024, the number of Ordinary Shares beneficially owned represents 1,400,000 Ordinary Shares held by Lode Runner, Inc., a Japanese company 100% owned by Rui Sato. The address for Lode Runner, Inc. is 2-10-5 Jingumae, Shibuya-ku, 150-0001, Tokyo, Japan.

(4)	Based on a Schedule 13G filed by White Lion Capital, LLC (“White Lion”) on December 2, 2024, the number of Ordinary Shares beneficially owned represents (i) the direct ownership of 426,136 Ordinary Shares and (ii) the deemed ownership of 1,017,000 additional Ordinary Shares that White Lion has the right to acquire within 60 days of the date of such Schedule 13G. The business address of White Lion is 17631 Ventura Blvd., Suite 1008, Encino, CA 91316. White Lion’s principal business is that of a private investor. Dmitriy Slobodskiy Jr., Yash Thukral, Sam Yaffa, and Nathan Yee are the managing principals of White Lion. Therefore, each of Messrs Slobodskiy, Thukral, Yaffa, and Yee may be deemed to have sole voting control and investment discretion over securities beneficially owned directly by White Lion and, indirectly, by White Lion.

None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

PLAN OF DISTRIBUTION

The Resale Shares are being offered by the Selling Shareholders. The Resale Shares may be sold or distributed from time to time by the Selling Shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Resale Shares could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Ordinary Shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Resale Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Ordinary Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

White Lion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Network 1 Shareholders may also be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

White Lion has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Ordinary Shares that it may acquire from us pursuant to the White Lion Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. White Lion has informed us that each such broker-dealer may receive commissions from White Lion and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the Resale Shares may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Resale Shares sold by the Selling Shareholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of the Resale Shares sold by the Selling Shareholders may be less than or in excess of customary commissions. Neither we nor the Selling Shareholders can presently estimate the amount of compensation that any agent will receive from any purchasers of the Resale Shares sold by the Selling Shareholders.

We know of no existing arrangements between the Selling Shareholders or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Resale Shares.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of the Resale Shares by a Selling Shareholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by such Selling Shareholder, any compensation paid by such Selling Shareholder to any such brokers, dealers, underwriters or agents, and any other required information.

Pursuant to the White Lion Purchase Agreement, we have agreed to indemnify White Lion and certain other persons against certain liabilities in connection with the offering of the Resale Shares, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. White Lion has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by White Lion specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $300,000.

White Lion has represented to us that at no time prior to the date of the White Lion Purchase Agreement has White Lion, any of its affiliates or any entity managed or controlled by White Lion engaged in or effected, directly or indirectly, for its own principal account, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Ordinary Shares that establishes a net short position with respect to our Ordinary Shares. White Lion has agreed that, during the Commitment Term, none of White Lion, any of its affiliates nor any entity managed or controlled by White Lion will enter into or effect, directly or indirectly, any of the foregoing transactions for its own principal account or for the principal account of any other such entity.

We have advised White Lion that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes White Lion, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all the Resale Shares have been sold by the Selling Shareholders.

Our Ordinary Shares are currently listed on Nasdaq Capital Market under the symbol “BLMZ.”

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman, our counsel as to Cayman Islands law. Legal matters as to Japanese law will be passed upon for us by COACH Legal Professional Corporation, our counsel as to Japanese law.

EXPERTS

The consolidated financial statements for the fiscal year ended September 30, 2024 incorporated in this prospectus by reference to the Annual Report have been so incorporated in reliance on the report of Assentsure PAC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Assentsure PAC is located at 180B Bencoolen St #03-01, The Bencoolen, Singapore 189648.

The consolidated financial statements for the fiscal years ended September 30, 2023 and 2022 incorporated in this prospectus by reference to the Annual Report have been so incorporated in reliance on the report of TAAD LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of TAAD LLP is located at 20955 Pathfinder Rd, Suite 370, Diamond Bar, California 91765.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Resale Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the year ended September 30, 2024 filed with the SEC on February 14, 2025; and

●	Our Current Reports on Form 6-K filed with the SEC on October 4, 2024, October 24, 2024, October 25, 2024, December 9, 2024, February 26, 2025 and March 14, 2025, as amended on March 26, 2025 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act).

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

BloomZ Inc.

Address: Toyo Recording 1F, 4-5-19 Akasaka, Minato-ku, Tokyo 107-0052, Japan

Tel: +81 050-3138-4984

Attention: Minoru Muranaga, Company Contact Person

You also may access the incorporated reports and other documents referenced above on our website at https://www.bloomz-inc.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Until [●], 2025 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

41,000,000 Ordinary Shares

BLOOMZ INC.

Prospectus dated [●], 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our articles of association provide that we will indemnify every director, secretary, assistant secretary, or other officer for the time being and from time to time of our Company (but not including our auditors) and the personal representatives of the same and from: (a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty, willful default, or fraud, in or about the conduct of our business or affairs or in the execution or discharge of that person’s duties, powers, authorities, or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court, whether in the Cayman Islands or elsewhere.

Pursuant to indemnification agreement filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities, which were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On April 24, 2023, we issued an aggregate of 7,845,000 Ordinary Shares to BloomZ Japan’s shareholders for the exchange of their 100% of the equity interests in BloomZ Japan.

On August 25, 2023, we issued an aggregate of 3,335,000 Ordinary Shares to BloomZ Japan’s shareholders for the exchange of their equity interests in BloomZ Japan, which was issued by BloomZ Japan on May 31, 2023.

On December 11, 2023, the Company’s shareholders approved a sub-division of the Company’s authorized and issued Ordinary Shares at a ratio of 1:5,000, which became effective on December 11, 2023. As a result of the sub-division, the authorized share capital of the Company became US$50,000 divided into 2,500,000,000,000 shares of a par value of US$0.00000002 each, of which 11,185,000 Ordinary Shares were issued and outstanding after the sub-division.

On July 25, 2024, the Company completed its IPO of 1,250,000 Ordinary Shares at a public offering price of $4.30 per share. The gross proceeds raised from the IPO were approximately $5.38 million prior to deducting underwriting discounts and other offering expenses payable by the Company.

On August 26, 2024, we issued 497,400 Ordinary Shares to HeartCore Enterprises, Inc., a Delaware corporation, and 497,400 Ordinary Shares to Spirit Advisors, LLC, a Delaware limited liability company, in consideration of the services they provided to the Company in connection with the Company’s IPO in July 2024.

On November 7, 2024, we issued 500,000 Ordinary Shares to Network 1 Financial Securities, Inc. and its employees as a portion of the finder’s fee, in connection with the White Lion Purchase Agreement.

On November 7, 2024, November 12, 2024, November 13, 2024, November 14, 2024, November 15, 2024, and November 19, 2024, we issued 436,136, 10,000, 10,000, 10,000, 10,000 and 20,000 Ordinary Shares, respectively, to White Lion pursuant to the White Lion Purchase Agreement.

These shares are presented on a retroactive basis to reflect the share sub-division.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(e)	That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(h)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Description
3.1**	Amended and Restated Memorandum of Association, effective dated December 11, 2023, and Articles of Association, effective dated July 1, 2024 (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
4.1**	Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
5.1**	Opinion of Conyers Dill & Pearman regarding the validity of the Ordinary Shares being registered
10.1**	Form of Employment Agreement by and between executive officers and the Registrant (incorporated by reference to Exhibit 10.1 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.2**	Form of Indemnification Agreement with the Registrant’s directors and officers (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.3**	Form of Director Offer Letter between the Registrant and its directors (incorporated by reference to Exhibit 10.3 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.4**	Consulting and Services Agreement dated January 11, 2023 and an Amendment to Consulting and Services Agreement dated September 14, 2023, by and between the Registrant and HeartCore Enterprises, Inc. (incorporated by reference to Exhibit 10.4 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.5**	English Translation of Form of Service Agreement (incorporated by reference to Exhibit 10.5 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.6**	English Translation of the loan agreement by and between the Registrant and CyberStep dated August 29, 2024 (incorporated by reference to Exhibit 10.1 of our Form 6-K filed with the Securities and Exchange Commission September 5, 2024)
10.7**	Ordinary Share Purchase Agreement, dated as of October 1, 2024, by and between the Registrant and White Lion Capital, LLC (incorporated by reference to Exhibit 99.1 of our Form 6-K (File No. 001-42186) filed with the Securities and Exchange Commission October 4, 2024)
10.8**	Registration Rights Agreement, dated as of October 1, 2024, by and between the Registrant and White Lion Capital, LLC (incorporated by reference to Exhibit 99.2 of our Form 6-K (File No. 001-42186) filed with the Securities and Exchange Commission October 4, 2024)
23.1*	Consent of TAAD LLP
23.2**	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3**	Consent of COACH Legal Professional Corporation
23.4*	Consent of Assentsure PAC
24.1*	Powers of Attorney (included on signature page)
107**	Filing Fee Table

*	Filed herewith

**	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, on April 17, 2025.

BloomZ Inc.

By:	/s/ Kazusa Aranami
Kazusa Aranami
Chief Executive Officer, Director, and Chairwoman of the Board of Directors
(Principal Executive Officer)

Powers of Attorney

Each person whose signature appears below constitutes and appoints each of Kazusa Aranami and Minoru Muranaga as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations, and requirements of the U.S. Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kazusa Aranami	Chief Executive Officer, Director, and	April 17, 2025
Name: Kazusa Aranami	Chairwoman of the Board of Directors (Principal Executive Officer)

/s/ Ryoshin Nakade	Co-Chief Executive Officer and Director	April 17, 2025
Name: Ryoshin Nakade	(Principal Executive Officer)

/s/ Minoru Muranaga	Chief Financial Officer	April 17, 2025
Name: Minoru Muranaga	(Principal Accounting and Financial Officer)

/s/ Yuhi Mimura	Director	April 17, 2025
Name: Yuhi Mimura

/s/ Akira Sugimoto	Director	April 17, 2025
Name: Akira Sugimoto

/s/ Toshiyuki Sugiyama	Director	April 17, 2025
Name: Toshiyuki Sugiyama

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of BloomZ Inc., has signed this registration statement or amendment thereto in New York, NY on April 17, 2025.

COGENCY GLOBAL INC.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.